Exhibit 99.1

Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES SALE AND LEASEBACK FINANCING

HOUSTON, TEXAS (January 6, 2006) — Offshore Logistics, Inc. (NYSE:OLG) announced today a sale and leaseback financing transaction that was completed on December 30, 2005. Nine Sikorsky S-76 aircraft were sold for $68.6 million in aggregate to a subsidiary of General Electric Capital Corporation, and then leased back for a term of ten years expiring in January 2016.

Each aircraft is under a separate net lease, which requires the lessee to pay all operating costs, and has an effective annual interest rate of approximately 5% for the first five years. Rent is payable monthly, and will be $6.3 million per year in aggregate for the first five years. Each lease has an end of lease purchase option at ten years, an early purchase option at 60 months (January 2011), and an early termination option at 24 months (January 2008). The early purchase option price for the nine aircraft at 60 months is $52 million in aggregate. The Company is required to deliver additional collateral of about $11.8 million on or before January 30, 2006. The additional collateral will be released upon the occurrence of certain events. The leases contain terms customary in transactions of this type, including provisions that allow the lessor to repossess the aircraft and require the lessee to pay a stipulated amount if the lessee defaults on its obligations under the leases. The Company expects to use the proceeds to fund its fleet expansion program and for general corporate purposes.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
jbaj@olog.com